UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Synthesis Energy Systems, Inc.

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Explanatory Note
This filing consists of a copy of a post on the blog of Robert Lenzner, former National Editor and Senior Editor at Forbes Magazine, which was initially published on March 31, 2011 on Forbes website, http://blogs.forbes.com, and subsequently on Twitter at http://twitter.com/boblenzer, on Huffington Post at www.huffingtonpost.com/robert-lenzner, and on other websites. The post was regarding the proposed transaction between Synthesis Energy Systems, Inc. (the “Company”), Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd. announced on March 31, 2011.
Additional Information
In connection with the proposed transaction, the Company intends to file a preliminary and definitive proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.
When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
SYNTHESIS ENERGY SYSTEMS WILL TURN CHINA’S DIRTY COAL INTO CLEAN NATURAL GAS
By ROBERT LENZNER
The future of a technology that converts dirty cheap coal into clean natural gas for transportation fuel was underscored last night by a Chinese investment in Synthesis Energy Systems(SYMX,NASDAQ), a small Houston company that holds a valuable license for this transforming technology.
The transaction is significant because it comes to fruition in the wake of crisis over nuclear energy signified by damage to the Japanese nuclear plant sending radioactive particles to China, and at a time of political unrest in the Middle East, when crude oil is priced well above $100 a barrel. And it underscores the crucial need to utilize an abundance of dirty coal in China and Mongolia as a clean energy source for the fastest growing economy in the world.
The investment by China Energy and its investment arm Zhongjixuan Investment Management, a private company in Beijing, can be leveraged into $3.0 billion capital investments in new gasification plants with financing from some later-to-be identified state-owned companies according to Robert Rigdon, SYMX chief executive officer, calling from Beijing last night. “The current energy landscape supports the use of low quality coal,” Rigdon emphasized last night.

The $83.5 miilion is being raised from private Chinese investors, in a transaction that is unique for the manner in which Chinese investors will now be on the way to controlling a technology in gasification of coal that was originated in the US.
The deal for 43.5% of SYMX at $2.25 a share can be increased to 60% in 8 years giving the Chinese ultimate control of the U.S. company and a valuable hold on a technology that is held by the Gas Technological Institute. SYMX stock has been trading at a volume multiple its usual activity the last several days. The transaction will undoubtedly be seen as a model for other such strategies that could help the Chinese slow down their plans to build dozens of new nuclear power plants.
SES (SYMX) has a 10 year exclusive license to the technology, which can be extended further. It already has a plant producing methanol in China and has plans to produce both methanol and and glycol in another facility. Methanol and glycol are used as blending agents for gasoline fuel according to Rigdon.